 THE TRAVELERS LIFE AND ANNUITY COMPANY - ONE TOWER SQUARE - HARTFORD, CT 06183
                                 A STOCK COMPANY


          FLEXIBLE PREMIUM VARIABLE SURVIVORSHIP LIFE INSURANCE POLICY


We will pay the Death Benefit to the Beneficiary upon receipt at Our Office of Due Proof of the Second Death while this policy is in force. Refer to the "Death Benefit" provision on Page 5 and to the "Policy Values" section on Page 6 for information on determining the amount payable at Second Death.

Due Proof of the First Death must be provided to Us as soon as reasonably possible.

READ YOUR POLICY CAREFULLY

This is a legal contract between You and Us.


RIGHT TO CANCEL

We want You to be satisfied with the policy that You have purchased. We urge You to examine it closely. If, for any reason, You are not satisfied, You may return the policy to Us or to the agent from whom it was purchased for cancellation within the latest of:

       1. 10 days after the policy was delivered to You; or

       2. 10 days after We have mailed or delivered the Notice of the Right to Cancel to You; or

       3. 45 days after the date the application for this policy was signed.

Within 7 days after We receive Your returned policy, We will refund to You the greater of: (1) any premium paid, less any Loan Account value; or (2) the Cash Value of the policy on the date We receive the returned policy, plus any charges and expenses which may have been deducted, less any Loan Account value. After the policy is returned, it will be considered as if it were never in effect.


                         Signed at Hartford, Connecticut

                            /s/ MICHAEL A. CARPENTER

                                    Chairman


          FLEXIBLE PREMIUM VARIABLE SURVIVORSHIP LIFE INSURANCE POLICY
                 PREMIUMS PAYABLE UNTIL MATURITY OR SECOND DEATH
                        INSURANCE PAYABLE AT SECOND DEATH
                                NON-PARTICIPATING

THE AMOUNT AND/OR DURATION OF THE DEATH BENEFIT AND OTHER VALUES PROVIDED BY THIS POLICY ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT(S). VALUES ARE VARIABLE, MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.


TL-15258

                                TABLE OF CONTENTS

Right to Cancel                                                    Policy Jacket


Policy Summary                                                     Page 3


Definitions                                                        Page 4


Benefits--Basic Policy                                             Page 5


Policy Values                                                      Page 6


Premium and Valuation Provisions                                   Page 7


Continuation of Insurance, Grace Period and Reinstatement          Page 9


Exchange Option                                                    Page 9


Ownership Rights                                                   Page 10


General Provisions                                                 Page 10


Settlement Options


A copy of the application and any riders follows the Settlement Options.


TL-15258

                                 POLICY SUMMARY

INSURED 1:  JOHN DOE                STATED AMOUNT:              $ 100,000
AGE:        35                      POLICY DATE:                MAY 01, 1999
INSURED 2:  JANE DOE                ISSUE DATE:                 MAY 01, 1999
AGE:        35                      MATURITY DATE:              MAY 01, 2064
                                    MONTHLY DEDUCTION DAY:      1ST DAY OF MONTH

--------------------------------------------------------------------------------
                               BENEFIT DESCRIPTION

--------------------------------------------------------------------------------
INITIAL STATED AMOUNT:              $ 100,000

INITIAL PREMIUM:                    $ 469

PLANNED PREMIUM:                    $ 469

PLANNED PREMIUMS PAYABLE:           ANNUALLY

INSURANCE OPTION:                   1 (LEVEL)

MINIMUM STATED AMOUNT               $ 100,000

MINIMUM AMOUNT INSURED:             THE GREATER OF 250% OF THE CASH VALUE UNTIL
                                    AGE 40 OF THE YOUNGER INSURED, WITH THE
                                    PERCENTAGE REDUCING TO 100% AT AGE 95, OR
                                    THE AMOUNTS REQUIRED BY FEDERAL INCOME TAX
                                    LAWS OR REGULATIONS TO QUALIFY AS LIFE
                                    INSURANCE.

MINIMUM INCREASE AMOUNT:            $ 100,000

MINIMUM LOAN AMOUNT:                $500

MAXIMUM LOAN AMOUNT:                100% OF (CASH VALUE MINUS SURRENDER
                                    PENALTIES) AS OF THE DATE WE RECEIVE YOUR
                                    LOAN REQUEST.

ANNUAL LOAN INTEREST RATE
 CHARGED: POLICY YEARS 1-15: 7.4 % IN ADVANCE POLICY YEARS 16 AND THEREAFTER: 3.85% IN ADVANCE

ANNUAL LOAN INTEREST RATE
 CREDITED:                          4% IN ARREARS

FULL SURRENDER CHARGE:              APPLIES FOR THE FIRST 15 POLICY YEARS PER
                                    THOUSAND OF INITIAL STATED AMOUNT, AND FOR
                                    THE FIRST 15 POLICY YEARS FOLLOWING ANY
                                    APPLIED FOR INCREASE PER THOUSAND OF
                                    INCREASE AMOUNT, AS FOLLOWS:

                                    POLICY YEAR  CHARGE PER $1,000       POLICY YEAR  CHARGE PER $1,000
                                    -----------  -----------------       -----------  -----------------
                                         1            $11.01                   9            $ 5.14
                                         2            $10.27                  10            $ 4.40
                                         3            $ 9.54                  11            $ 3.67
                                         4            $ 8.81                  12            $ 2.94
                                         5            $ 8.07                  13            $ 2.20
                                         6            $ 7.34                  14            $ 1.47
                                         7            $ 6.60                  15            $  .73
                                         8            $ 5.87

MINIMUM PARTIAL SURRENDER AMOUNT:   $ 500

                                    PAGE 3(A)

                                 POLICY SUMMARY

INSURED 1:  JOHN DOE                STATED AMOUNT:              $ 100,000
AGE:        35                      POLICY DATE:                MAY 01, 1999
INSURED 2:  JANE DOE                ISSUE DATE:                 MAY 01, 1999
AGE:        35                      MATURITY DATE:              MAY 01, 2064
                                    MONTHLY DEDUCTION DAY:      1ST DAY OF MONTH

--------------------------------------------------------------------------------
                               BENEFIT DESCRIPTION
--------------------------------------------------------------------------------

PARTIAL SURRENDER CHARGE:           IN PROPORTION TO THE CHARGE THAT WOULD APPLY
                                    TO A SURRENDER.  THE PROPORTION WILL BE
                                    COMPUTED AS THE SURRENDER AMOUNT DIVIDED BY
                                    (CASH VALUE MINUS LOAN ACCOUNT VALUE). WHEN
                                    THE PARTIAL SURRENDER IS MADE, FUTURE
                                    SURRENDER CHARGES WILL BE REDUCED BY THE
                                    SAME PROPORTION.

CHARGE FOR REQUESTED STATED
AMOUNT DECREASE:                    IN PROPORTION TO THE CHARGE THAT WOULD APPLY
                                    TO A FULL SURRENDER.  THE PROPORTION WILL BE
                                    COMPUTED AS THE AMOUNT OF THE REQUESTED
                                    STATED AMOUNT DECREASE DIVIDED BY THE TOTAL
                                    STATED AMOUNT THAT WAS IN EFFECT IMMEDIATELY
                                    PRIOR TO THE REQUESTED DECREASE.  WHEN THE
                                    REQUESTED STATED AMOUNT DECREASE IS MADE,
                                    FUTURE SURRENDER CHARGES WILL BE REDUCED BY
                                    THE SAME PROPORTION.


SALES EXPENSE CHARGE:               STATED AMOUNT         % OF EACH PREMIUM PAID
                                    -------------         ----------------------
                                    $100,000 - $499,999            2.5
                                    $500,000 - $999,999            2.0
                                    $1,000,000 OR MORE              0

PREMIUM TAX CHARGE:                 STATED AMOUNT         % OF EACH PREMIUM PAID
                                    -------------         ----------------------
                                    $100,000 - $4,999,999          2.5
                                    $5,000,000 OR MORE              0

MONTHLY ADMINISTRATIVE
 EXPENSE CHARGE:                    $ 0.10 PER THOUSAND OF INITIAL STATED AMOUNT
                                    FOR THE FIRST THREE YEARS FROM ISSUE DATE,
                                    AND FOR THE FIRST THREE YEARS FROM DATE OF
                                    EACH REQUESTED STATED AMOUNT INCREASE, PLUS
                                    $10 PER MONTH UNTIL MATURITY DATE.

INTEREST FACTOR:                    1.00327374

RATE CLASS:                         1-BASIC-MALE PREFERRED NONSMOKER
                                    2-BASIC-FEMALE PREFERRED NONSMOKER





                                    PAGE 3(B)

                                 POLICY SUMMARY

INSURED 1:  JOHN DOE                STATED AMOUNT:              $ 100,000
AGE:        35                      POLICY DATE:                MAY 01, 1999
INSURED 2:  JANE DOE                ISSUE DATE:                 MAY 01, 1999
AGE:        35                      MATURITY DATE:              MAY 01, 2064
                                    MONTHLY DEDUCTION DAY:      1ST DAY OF MONTH
--------------------------------------------------------------------------------
                             BENEFIT DESCRIPTION:

--------------------------------------------------------------------------------
SEPARATE ACCOUNT:
THE TRAVELERS FUND ULII FOR VARIABLE LIFE INSURANCE

                               INVESTMENT OPTIONS:
{CAPITAL APPRECIATION FUND            GREENWICH STREET SERIES FUND:
 DREYFUS STOCK INDEX FUND              EQUITY INDEX FUND
 MANAGED ASSETS TRUST                  TOTAL RETURN PORTFOLIO
 MONEY MARKET PORTFOLIO

                                      TRAVELERS SERIES FUND, INC.:
BT INSURANCE FUNDS TRUST:              AIM CAPITAL APPRECIATION PORTFOLIO
 EAFE EQUITY INDEX FUND                ALLIANCE GROWTH PORTFOLIO
 SMALL CAP INDEX FUND                  MFS TOTAL RETURN PORTFOLIO
                                       PUTNAM DIVERSIFIED INCOME PORTFOLIO
 FIDELITY'S VARIABLE INSURANCE         SMITH BARNEY HIGH INCOME PORTFOLIO
  PRODUCTS FUND:                       SMITH BARNEY LARGE CAP VALUE PORTFOLIO
   VIP EQUITY INCOME PORTFOLIO
   VIP GROWTH PORTFOLIO               TRAVELERS SERIES TRUST:
   VIP HIGH INCOME PORTFOLIO           U.S. GOVERNMENT SECURITIES PORTFOLIO
                                       UTILITIES PORTFOLIO
 FIDELITY'S VARIABLE INSURANCE         ZERO COUPON BOND FUND 2000
PRODUCTS FUND II:                      ZERO COUPON BOND FUND 2005}
  VIP II ASSET MANAGER PORTFOLIO

THE MAXIMUM INVESTMENT OPTION DAILY DEDUCTION FOR ALL INVESTMENT OPTIONS (IN BASIS POINTS) IS .2466 FOR POLICY YEARS 1-15, AND .0959 FOR POLICY YEARS 16 AND AFTER.

INFORMATION ABOUT THE SEPARATE ACCOUNT IS PROVIDED IN THE PROSPECTUS FOR THE SEPARATE ACCOUNT. YOU SHOULD CAREFULLY REVIEW THE PROSPECTUS.

WE RESERVE THE RIGHT TO LIMIT FREE TRANSFERS AMONG THE INVESTMENT OPTIONS TO FOUR TIMES IN ANY POLICY YEAR AND TO CHARGE A $10 FEE FOR EACH ADDITIONAL TRANSFER THAT WE ALLOW.

WE WILL ALLOCATE ANY INITIAL PREMIUM TO THE MONEY MARKET PORTFOLIO INVESTMENT OPTION DURING THE RIGHT TO CANCEL PERIOD.

PREMIUM FOR THE BASIC POLICY MAY BE PAID UNTIL THE EARLIER OF THE MATURITY DATE OR THE SECOND DEATH. CHARGES FOR RIDERS ARE PAYABLE TO THE EARLIER OF THE APPLICABLE EXPIRY DATE OR THE PRIOR SECOND DEATH. NO INSURANCE WILL BE IN EFFECT UNLESS AT LEAST ONE DEDUCTION AMOUNT HAS BEEN PAID.

INSURANCE UNDER THIS POLICY MAY END BEFORE THE MATURITY DATE IF PREMIUM PAYMENT AND/OR INVESTMENT EXPERIENCE ARE INSUFFICIENT TO CONTINUE INSURANCE TO SUCH DATE.

                                    Page 3(C)

                                 POLICY SUMMARY

INSURED 1:  JOHN DOE                STATED AMOUNT:          $ 100,000
AGE:        35                      POLICY DATE:            MAY 01, 1999
INSURED 2:  JANE DOE                ISSUE DATE:             MAY 01, 1999
AGE:        35                      MATURITY DATE:          MAY 01, 2064
                                    MONTHLY DEDUCTION DAY:  1ST DAY OF MONTH
--------------------------------------------------------------------------------
           TABLE OF MAXIMUM MONTHLY GUARANTEED COST OF INSURANCE RATES
                (MONTHLY RATE FOR EACH $1,000 OF COVERAGE AMOUNT)

--------------------------------------------------------------------------------
POLICY     MAXIMUM    POLICY       MAXIMUM       POLICY     MAXIMUM
YEAR        RATE       YEAR         RATE          YEAR       RATE
----       -------    ------       -------       ------     ---------
 1         0.00022     23          0.11205        45          4.36457
 2         0.00070     24          0.13173        46          5.05272
 3         0.00129     25          0.15495        47          5.85254
 4         0.00199     26          0.18258        48          6.78539
 5         0.00283     27          0.21591        49          7.85685
 6         0.00387     28          0.25695        50          9.06133
 7         0.00512     29          0.30744        51         10.38745
 8         0.00658     30          0.36792        52         11.82623
 9         0.00830     31          0.43908        53         13.36977
10         0.01030     32          0.52120        54         15.01614
11         0.01269     33          0.61475        55         16.77986
12         0.01547     34          0.72151        56         18.67965
13         0.01875     35          0.84602        57         20.76217
14         0.02256     36          0.99860        58         23.11420
15         0.02707     37          1.17922        59         25.93852
16         0.03243     38          1.39518        60         29.71110
17         0.03884     39          1.66302        61         35.46133
18         0.04661     40          1.98100        62         45.57782
19         0.05595     41          2.35004        63         66.33220
20         0.06693     42          2.76957        64         83.33000
21         0.07993     43          3.24013        65         83.33000
22         0.09497     44          3.76708

--------------------------------------------------------------------------------

RATE CLASS: 1-BASIC-MALE PREFERRED NONSMOKER
            2-BASIC-FEMALE PREFERRED NONSMOKER

THE RATES USED FOR THE COST OF INSURANCE DEDUCTION ARE GUARANTEED NOT TO EXCEED THE MAXIMUM RATES SHOWN ABOVE. THE RATES ARE BASED ON THE 1980 COMMISSIONER'S STANDARD ORDINARY MORTALITY TABLE ADJUSTED FOR SMOKER STATUS. THE COST OF INSURANCE IS DEDUCTED ON THE MONTHLY DEDUCTION DAY.

                                  PAGE 3 (COI)

                                   DEFINITIONS

ACCUMULATION UNIT: a standard of measurement used to determine the values in each Investment Option.

AGE: each Insured's age as of that Insured's last birthday.

AMOUNT INSURED: equals the Stated Amount if Death Benefit Option 1 is selected; equals the Stated Amount plus Cash Value if Death Benefit Option 2 is selected. The Amount Insured will always be at least equal to the Minimum Amount Insured described on the Policy Summary.

BENEFICIARY(IES): the person(s) named to receive the benefits of this policy at the Second Death.

CASH SURRENDER VALUE: the Cash Value less any Loan Account value and applicable surrender charges.

CASH VALUE: the sum of the values held in the Investment Options and the Loan Account.

COVERAGE AMOUNT: the Amount Insured less the Cash Value.

DEATH BENEFIT: the amount payable to the Beneficiary if the Second Death occurs while this policy is in force. See "Death Benefit" provision on Page 5 for details.

DEDUCTION AMOUNT: a monthly charge deducted from the Cash Value. See "Deduction Amount" provision on Page 6 for detail on components of this charge.

DEDUCTION DAY: the day of each month on which the Deduction Amount is deducted. Shown on the Policy Summary.

DUE PROOF OF DEATH: a copy of a certified death certificate; a copy of a certified decree of a court of a competent jurisdiction as to the finding of death; a written statement by a medical doctor who attended the deceased; or any other proof satisfactory to Us.

FIRST DEATH:  the first death of the two Insureds under this policy.

IN WRITING:  in a written form satisfactory to Us and received at Our Office.

INSUREDS: the persons whose lives are insured under this policy. Shown on the Policy Summary.

INVESTMENT OPTION: an open-ended management investment company, or a portfolio thereof, to which values may be directed under the Separate Account. Shown on the Policy Summary.

ISSUE DATE: the date on which We issue the policy. Shown on the Policy Summary.

LOAN ACCOUNT:  the account to which We transfer the amount of any policy loan.

MATURITY DATE: an anniversary of the Policy Date on which the policy matures (see Maturity Benefit, page 5). Shown on the Policy Summary.

MAXIMUM INVESTMENT OPTION DAILY DEDUCTION: the maximum charge that We deduct from each Investment Option to cover Our mortality and expense risk charges and administrative charges. Shown on the Policy Summary.

MINIMUM AMOUNT INSURED: a stated percentage of the Cash Value determined as of the first day of the Policy Month. Shown on the Policy Summary.

NET PREMIUM: Premium paid less the Sales Expense Charge and the Premium Tax Charge that are shown on the Policy Summary.

OUR OFFICE: The Travelers Life and Annuity Company, Policyholder Services, One Tower Square, Hartford, Connecticut 06183-5071 or any other office which We may designate for the purpose of administering this policy.

POLICY ANNIVERSARY: an anniversary of the Policy Date.

POLICY DATE: the date on which the policy becomes effective. Shown on the Policy Summary.

POLICY MONTH: twelve one-month periods during the Policy Year, each of which begins on the Policy Date or the Deduction Day.

POLICY YEAR: each successive twelve-month period; the first beginning with the Policy Date.

SECOND DEATH: the second death of the two Insureds under this policy. If We are unable to determine which death was second based on the Due Proof of Death, the younger Insured's death will be considered the second death, unless You and We agree otherwise.

SEPARATE ACCOUNT: the Separate Account that We established for this class of policies and certain other policies. The Separate Account is shown on the Policy Summary and is divided into segments that correspond to the Investment Options.

STATED AMOUNT: a dollar amount used to determine the Death Benefit of the policy. Shown on the Policy Summary.

                                    Page 4
TL-15259

VALUATION DATE: a day on which policy values are determined. This is any day on which the New York Stock Exchange is open for trading and We are open for business.

VALUATION PERIOD:  the period between successive valuations.

WE, US, OUR: The Travelers Life and Annuity Company.

YOU, YOUR: the owner(s) of this policy.

                             BENEFITS--BASIC POLICY

DEATH BENEFIT
Upon receipt at Our Office of Due Proof of the Second Death while the policy is in force, We will pay to the Beneficiary the Death Benefit of the policy. The Death Benefit will be the Amount Insured at the time of the Second Death, less any:

            1.    Loan Account value;

            2.    Deduction Amount due but not paid; and

            3. amount payable to an assignee under a collateral assignment of the policy.

The Death Benefit may be limited as provided under the Misstatement and Suicide provisions on Page 10. The Death Benefit depends on the Death Benefit Option that is in effect on the date of Second Death, and is affected by any increase or decrease to the Initial Stated Amount. Benefits provided by any rider attached to this policy will end according to the termination provision(s) therein.

MATURITY BENEFIT
If at least one of the Insureds is living on the Maturity Date, We will pay You the Cash Value as of the Maturity Date, less any:

            1.  Loan Account value;

            2.  Deduction Amount due but not paid; and

            3. amount payable to an assignee under a collateral assignment of the policy.

Upon maturity, insurance will end and We will have no other obligation under this policy.

DEATH BENEFIT OPTIONS AND AMOUNT INSURED
There are two Death Benefit Options. Under Option 1 (the Level Death Benefit Option), the Amount Insured is the greater of the Stated Amount or any Minimum Amount Insured on the date of Second Death. Under Option 2 (the Variable Death Benefit Option), the Amount Insured is the greater of the Stated Amount plus the Cash Value, or any Minimum Amount Insured on the date of Second Death.

You may request a change from Option 2 to Option 1 if at least one of the Insureds is living. You may request a change from Option 1 to Option 2 if both Insureds are living. We will require evidence of insurability satisfactory to Us if You request a change from Option 1 to Option 2. We will effect the change on the later of the Deduction Day on or following the day We receive the request, or the Deduction Day on or immediately following Your requested effective date. If You request a change from Option 2 to Option 1, the Stated Amount will be increased by the Cash Value. If You request a change from Option 1 to Option 2, the Stated Amount will be decreased by the Cash Value.

The remaining Amount Insured and the remaining Stated Amount in effect after any change may not be less than the respective minimum amounts shown on the Policy Summary.

REQUESTED CHANGES IN STATED AMOUNT

Increases -- You may request an increase to the Stated Amount after the first Policy Year and prior to the Policy Anniversary on which the older Insured is Age 85, provided that both Insureds are living. The request must be made In Writing. We will not allow a requested increase to the Stated Amount for less than the Minimum Increase Amount shown on the Policy Summary. The increase will be effective on the date shown on the supplemental Policy Summary that We will send You. We will require evidence of insurability satisfactory to Us if You request an increase.


                                    Page 5
TL-15259

Decreases -- You may request, In Writing, decreases to the Stated Amount after the second Policy Year. The decrease will be effective on the later of the Deduction Day on or following Our receipt of Your request, or the Deduction Day on or immediately following Your requested effective date. There is a charge for requested Stated Amount decreases as shown on the Policy Summary.

The decrease will be applied as follows: first against the most recent increase to the Stated Amount; then to other increases in the Stated Amount in the reverse order in which they occurred; and last, to the Initial Stated Amount.

After any change, the Stated Amount in effect may not be less than the Minimum Stated Amount shown on the Policy Summary. We will send You a supplemental Policy Summary reflecting any change.

                                  POLICY VALUES

CASH VALUE
The Cash Value on the Policy Date is equal to the initial Net Premium. On each Valuation Date, the Cash Value is equal to the sum of the accumulated values in the Investment Options plus any Loan Account value. The accumulated value in an Investment Option equals A times B where:

        a  is the number of Accumulation Units on the Valuation Date; and

        b  is the then current Accumulation Unit Value for that Investment
           Option.

Policy values on other days are calculated in a manner consistent with this method.

DEDUCTION AMOUNT
The Deduction Amount is deducted from the Cash Value on each Deduction Day. The first Deduction Day is the Policy Date. The Deduction Day is shown on the Policy Summary.

The Deduction Amount will be charged monthly against each Investment Option in proportion to the value of each Investment Option on each Deduction Day. The Deduction Amount is equal to:

       1. The cost of insurance; plus

       2. The Monthly Administrative Expense charge shown on the Policy Summary; plus

       3. The cost of any supplemental benefits for which a separate charge is shown on the Policy Summary; plus

       4. Any other applicable charges shown on the Policy Summary.

The maximum guaranteed cost of insurance for any month is equal to C times the result of A minus B where:

         a is the Amount Insured for the month divided by the Death Benefit Interest Factor shown on the Policy Summary;

         b  is the Cash Value on the Deduction Day;

         c is the cost for each $1,000 of Coverage Amount shown in the Table of Maximum Monthly Guaranteed Cost of Insurance Rates on the
            Policy Summary, divided by $1,000.

The maximum guaranteed cost of insurance rates shown on the Policy Summary are based on each Insured's age, sex and rate class for the Initial Stated Amount and each increase in the Stated Amount. We may use rates lower than those shown. We will base any future changes in these rates only on Our future expectations as to mortality, expenses and persistency. Nothing in this policy will be affected by Our actual mortality and expenses. We will determine the current rates for the Initial Stated Amount and for each increase to the Stated Amount at the start of each Policy Year and will guarantee them for that Policy Year. Any change that We make in the current rates will be on a uniform basis for insureds of the same age, sex, duration and rate class.

When the Amount Insured is equal to the Minimum Amount Insured shown on the Policy Summary, We will use the rate class for the most recent increase that required evidence of insurability to determine the cost of insurance.

If You have selected Death Benefit Option 1 and have made increases in the Stated Amount, the Cash Value will first be considered a part of the Initial Stated Amount. If the Cash Value exceeds the Initial Stated Amount, it will then be considered a part of the additional Stated Amount resulting from increases in the order of those increases.

The Deduction Amount for the following month will be taken out of the Cash Value on the Deduction Day. If the Cash Surrender Value is not enough to pay the Deduction Amount due and no further premiums are paid, the Grace Period will go into effect (see Grace Period provision, Page 9).


                                    Page 6
TL-15259

CASH SURRENDER VALUE
The Cash Surrender Value is equal to the Cash Value less any Loan Account value and applicable surrender charges. It will not be less than the minimum Cash Surrender Value required by the insurance laws of the state in which this policy is delivered. A detailed statement of the method of calculating the Cash Surrender Values has been filed with the insurance department of the state in which this policy is delivered.

CASH SURRENDER
If at least one Insured is living and this policy is in force, You may request a full or partial surrender In Writing. You may do so without the consent of any Beneficiary, unless irrevocably named. We will calculate Your Cash Surrender Value as of the day We receive Your request In Writing and will pay this amount within seven days after such request. A surrender charge may apply as shown on the Policy Summary.

If you request a full surrender, the policy will end on the effective date of the surrender, which is the date that We receive Your request In Writing.

We will not make a partial surrender to You for less than the Minimum Partial Surrender Amount shown on the Policy Summary. The amount of any partial cash surrender may not exceed the Cash Surrender Value. If You request a partial surrender, then the Death Benefit, Amount Insured, and Cash Value will be reduced by the amount surrendered, including any applicable partial surrender charge (as shown on the Policy Summary). Additionally, under Death Benefit Option 1, the Stated Amount will be reduced by the amount of the surrender, including any applicable surrender charge. The deduction from the Cash Value will be made on a pro-rata basis against the Cash Value of each Investment Option, unless You request otherwise In Writing. After the reduction, the Amount Insured and Stated Amount must be no less than the respective minimum amounts shown on the Policy Summary.

POLICY LOANS
We will make a loan to You with the policy as security if You assign this policy to Us while it is in force. We will not make a loan to You or increase an outstanding loan for less than the Minimum Loan Amount shown on the Policy Summary. We will pay the loan amount within seven days after We receive Your loan request In Writing.

Loan amounts will be transferred from the Investment Options to the Loan Account in proportion to the Cash Value in each Investment Option as of the date that the loan is made, unless You request otherwise. A Loan Account will be maintained while a loan is outstanding and credited at the Annual Loan Interest Rate Credited shown on the Policy Summary. The value of the Loan Account is the amount of any outstanding loan plus any interest We charge to the Loan Account, less any interest We may transfer to the Investment Options.

The total Loan Account value may not exceed the Maximum Loan Amount shown on the Policy Summary. Interest on the loan will be payable in advance, at the beginning of each Policy Year, at the Annual Loan Interest Rate Charged shown on the Policy Summary. Interest not paid when due will be added to the Loan Account Value and will bear interest at the same rate.

While either of the Insureds is living and the policy is in effect, all or part of any loan may be repaid. Payment received while there is an outstanding loan on the policy will be applied as follows: first, towards repayment of any loan interest due; next, towards repayment of the loan principal; and last, as a premium payment to the policy. The amount of the repayment will be transferred from the Loan Account and will be allocated among the Investment Options in proportion to the outstanding loan amount associated with each Investment Option. You may not repay a loan that exists at the end of the Grace Period (see provision on Page 9) unless You reinstate this policy.

The Grace Period provision will go into effect if the Loan Account Value exceeds the Cash Value less applicable surrender charges.

                        PREMIUM AND VALUATION PROVISIONS

PREMIUM
Insurance under this policy will take effect when We have received Your payment of at least one Deduction Amount. All premiums are payable at Our Office or to one of Our authorized representatives.

The amount and frequency of the Planned Premium are shown on the Policy Summary. You may request a change in the amount and frequency of the Planned Premium, provided that such change would not disqualify the policy as life insurance under federal tax law.

Premium payments are flexible. At any time before the Maturity Date, additional premium payments may be made, provided that the premium payment plus the total of all premiums already paid does not exceed the limits prescribed by federal income tax laws or regulations to qualify the policy as life insurance. Additionally, We reserve the right to require evidence of insurability before We accept any additional premium payment that would increase the Coverage Amount.


                                    Page 7
TL-15259

PAYMENT MODE
Premiums may be paid annually, semi-annually or by other arrangement with Our consent. The payment mode may be changed with Our approval.

PREMIUM ALLOCATION
During the Right to Cancel period, any Net Premium that has been paid will be allocated to the Money Market Investment Option specified on the Policy Summary. At the end of the Right to Cancel period, We will apply the resulting value to provide Accumulation Units to be credited to each of the selected Investment Options in the proportion stated in Your application, or as You have instructed Us most recently.

Any Net Premium received after the initial premium will be applied as of the Valuation Date following its receipt at Our Office. We will apply such premium to provide Accumulation Units to be credited to the Investment Options in the proportion stated in Your application, or as You have instructed Us most recently.

INVESTMENT OPTION VALUATION

ACCUMULATION UNITS
The number of Accumulation Units to be credited to each Investment Option once a premium payment has been received by Us will be determined by dividing the Net Premium applied to that Investment Option by the current Accumulation Unit Value of that Investment Option.

ACCUMULATION UNIT VALUE
The value of an Accumulation Unit for each Investment Option was initially set at $1.00. We will determine the Accumulation Unit value for each Investment Option on each Valuation Date by multiplying the value on the immediately preceding Valuation Date by the corresponding net investment factor (see Net Investment Factor provision below) for that Investment Option for the Valuation Period just ended.

The value of an Accumulation Unit on any date other than a Valuation Date will be equal to its value as of the next Valuation Date.

NET INVESTMENT FACTOR
The net investment factor is a factor applied to measure the investment performance of an Investment Option from one Valuation Period to the next. The net investment factor for an Investment Option for any Valuation Period is determined by dividing A by B and subtracting C where:

       a is

       1. the net asset value per share of the Investment Option as of the Valuation Date; plus

       2. the per-share amount of any dividend or capital gain distributions by the Investment Option if the ex-dividend date occurs in the Valuation Period just ended; plus or minus

       3. a per-share charge or credit, as We may determine on the Valuation Date for tax reserves; and

       b is

       1. the net asset value per share of the Investment Option as of the last prior Valuation Date; plus or minus

       2. the per-share or per-unit charge or credit for tax reserves as of the end of the last prior Valuation Date; and

       c      is the applicable Investment Option deduction for the Valuation
              Period.

Assets in each Investment Option will be valued at fair market value in accordance with accepted accounting practices and applicable laws and regulations.


TRANSFERS BETWEEN INVESTMENT OPTIONS
As long as this policy is in effect, You may request that We transfer all or a part of the Cash Value (minus Loan Account value) from an Investment Option to any other Investment Option available under this policy at the time of request. Such transfers must be in accordance with Our rules. We reserve the right to limit the number of free transfers between Investment Options as described on the Policy Summary. We reserve the right to charge the fee shown on the Policy Summary for transfers beyond that number.

Transfers between Investment Options will result in the addition or deletion of Accumulation Units having a total value equal to the dollar amount being transferred to or from a particular Investment Option. The number of Accumulation Units will be determined by dividing the amount transferred by the Accumulation Unit Value of the Investment Options involved as of the next Valuation Date after We receive Your request for transfer at Our Office.


                                    Page 8
TL-15259

            CONTINUATION OF INSURANCE, GRACE PERIOD AND REINSTATEMENT

CONTINUATION OF INSURANCE
Subject to the "Grace Period" provision below, if sufficient premium payments are not made, this policy will continue until the day on which the Cash Surrender Value is not enough to pay the Deduction Amount due, or until the Maturity Date, if earlier.

The Continuation of Insurance benefit will not be less than the minimum benefit required by the insurance laws of the state in which this policy is delivered.

GRACE PERIOD
Thirty days after the Cash Surrender Value is insufficient to pay the Deduction Amount due, We will send You a notice of required premium to Your last known address. If the required premium is not paid within 31 days after the notice is sent, the policy will lapse. The policy will have no Cash Value. The policy will continue through the Grace Period, but if the required payment has not been received at Our Office, the policy will terminate at the end of the Grace Period.

REINSTATEMENT
This policy may be reinstated at any time within three years from the date to which the Deduction Amount was paid, if:

       1.     the policy was not surrendered for cash; and

       2.     evidence of insurability acceptable to Us is furnished; and

       3.     all Deduction Amounts past due are paid; and

       4. premium at least equal to the following three Deduction Amounts is paid; and

       5.     all Loan Account value is repaid or restored.

Upon reinstatement, the Cash Value of the policy will be the amount provided by the premium paid, plus any Cash Value as of the date of lapse.

                                 EXCHANGE OPTION

During the first two Policy Years that this policy is in effect, You may exchange this policy for a form of non-variable survivorship life insurance which We, or one of Our affiliates, then regularly issue for the amount exchanged. No evidence of insurability will be required. We will issue the policy as provided below:

       1. the amount of insurance under the new policy cannot exceed Your choice of either:

              a. the Coverage Amount of this policy at the time of the exchange; or

              b. the Death Benefit of this policy at the time of the exchange; and

       2. the Issue Date of the new policy will be the same as the Issue Date of this policy; and

       3. the Insureds under the new policy will be the same as the Insureds under this policy; and

       4. the premium for the new policy will be based on each Insured's age under this policy; and

       5. the new policy will be based on the same rate classes as those on which this policy was issued; or if the same rate class is not available under the new policy, then the new policy will be based on the class for which each Insured would qualify based on his/her insurability as of this policy's Issue Date.

Any Loan Account value must be repaid prior to the issuance of the new policy. Rider benefits included with this policy will be included with the new policy only if such rider benefits are available with the new policy, and will be subject to Our rules then in effect.

An exchange made pursuant to this provision is subject to an equitable adjustment in payments and Cash Values to reflect variance, if any, in the payments and Cash Values under this policy and the new policy.

TL-15259

                                OWNERSHIP RIGHTS

OWNERSHIP
The original owner(s) is (are) shown on the application(s). While either Insured is living, You may, without the consent of any Beneficiary unless irrevocably named, exercise all rights and options that this policy provides and that We permit.

Ownership is transferable by assignment. No assignment is binding on Us until We receive a copy of the assignment In Writing. We will not determine if an assignment is valid. Proof of interest must be filed with any claim under a collateral assignment.

BENEFICIARY
The original Beneficiary is stated in the application. Unless the Beneficiary is irrevocably named, You may name a new Beneficiary while either Insured is living and while this policy is in force by notifying Us In Writing. Any change will be effective from the date You signed the notice of change, even if the Second Death has occurred prior to our receipt of the notice. We will have no further responsibility for any payment that We made before the notice was received at Our Office.

If no Beneficiary survives the Insureds, You will be the Beneficiary. If You are the second of the Insureds to die, Your estate will be the Beneficiary. The rights of any collateral assignee may affect the interest of the Beneficiary.

                               GENERAL PROVISIONS

ENTIRE CONTRACT
The entire contract consists of this policy and the application(s), a copy of which is (are) attached. The policy is issued in consideration of the application and the payment of premium. We will not use any statement to void this policy or to deny a claim under it, unless that statement is contained in an attached written application. All statements in the application will be considered as being made to the best knowledge and belief of the applicant and not as promises of truth.

CHANGES
This policy may only be altered by a written agreement signed by one of Our officers.

NO DIVIDENDS
This policy is non-participating. It does not share in Our surplus earnings, so You will receive no dividends under it.

MISSTATEMENT
If the age and/or sex of either Insured was incorrectly stated in the application, all benefits will be adjusted to the amount which the premiums paid would have purchased at the correct age and/or sex, based on the most recent cost of insurance charge.

Proof of age may be filed at any time at Our Office.

SUICIDE
If within two years from the Issue Date, the First Death and/or the Second Death occurs and is due to suicide while sane or insane, the Death Benefit will be limited to the premiums paid less the Loan Account value, any Deduction Amount due, and the amount of any partial surrenders.

If You have applied for an increase to the Stated Amount, the Suicide exclusion period will be begin on the effective date of the increase with respect to payment of the increase.

If this policy is reinstated, the Suicide exclusion period will begin on the reinstatement date.

CONTEST
No misstatements made in any application for this policy will be used to contest payment of any Death Benefit after the policy has been in force during the lifetime of at least one of the Insureds for two years from the Issue Date.

If You have applied for an increase to the Stated Amount, the Contest period will begin on the effective date of the increase with respect to payment of the increase.

If this policy is reinstated, the Contest period will begin on the reinstatement date.



                                    PAGE 10
TL-15259

NOTICE OF FIRST DEATH
We must be provided with Due Proof of First Death as soon as reasonably possible after the First Death occurs.

SEPARATE ACCOUNT
We have exclusive and absolute ownership and control of the assets of the Separate Account and the associated Investment Options. The assets of the Separate Account will be available to cover the liabilities of Our general account only to the extent that those assets exceed the reserves and other policy liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account. The assets of the Separate Account will be valued on each Valuation Date. Our determination of the value of an Accumulation Unit by the method described in this policy will be conclusive. To the extent required by law, the investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of Connecticut. If required, this approval process is on file with the Commissioner of the state where this policy is issued for delivery.

SUBSTITUTION OF SEPARATE ACCOUNT OR INVESTMENT OPTION
If the use of a Separate Account or Investment Option is no longer possible, or in Our judgment becomes inappropriate for the purposes of this policy, We may substitute another Separate Account or Investment Option without Your consent. Substitution may be made with respect to both existing premium payments and investment of future premium payments. However, no such substitution will be made without notice to You and without prior approval of the Securities and Exchange Commission and the approval of the Insurance Commissioner of the state where this policy is issued for delivery, to the extent required by law. We may also add other Investment Options under the policy.

EMERGENCY PROCEDURE
We reserve the right to suspend or postpone the date of any payment of any benefit or values (including the payments of cash surrenders and policy loans) for any Valuation Period (1) when the New York Stock Exchange is closed (except for holidays or weekends); (2) when trading on the Exchange is restricted; (3) when an emergency exists as determined by the Securities and Exchange Commission so that disposal of the securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets; or (4) when the Securities and Exchange Commission has ordered that the right of surrender be suspended for Your protection; or (5) during any other period when the Securities and Exchange Commission, by order, so permits for Your protection. Any provision of this policy that specifies a Valuation Date or provides for surrenders or loans will be superseded by this Emergency Procedure.

VOTING RIGHTS
You will be entitled to certain voting rights with respect to the Investment Options to which You have allocated premiums.

If current law requires, You will be entitled to instruct Us how to vote at meetings of the shareholders of the Investment Options. We will determine the number of votes to which You will be entitled to instruct Us. If there is a change in the law which permits Us to vote the shares of the Investment Options without direction from You, We reserve the right to do so.

MATURITY OF AN INVESTMENT OPTION
If any Cash Value is attributable to an Investment Option having a specified maturity date, the Cash Value in that Investment Option as of such maturity date will be allocated to the Money Market Investment Option specified on the Policy Summary, unless You request otherwise. We will send written notice to Your last known address at least thirty days in advance of the maturity date of that Investment Option. To select an allocation to an Investment Option other than the Money Market Investment Option, We must receive Your notification In Writing at least seven days before the maturity date of the Investment Option.

ANNUAL STATEMENT
As often as required by law, but at least once in each Policy Year, We will send You a statement showing:

       1.     the Cash Value, Stated Amount and Amount Insured; and

       2. the premiums paid, deductions, surrenders and loans made during the preceding Policy Year; and

       3.     total Loan Account value.

ILLUSTRATIVE REPORTS
You may request an up-to-date illustrative report of values based on past results and current assumptions.

We will provide the illustrative report within a reasonable time and for a reasonable service fee not to exceed $15, unless prohibited by state law.

TL-15259

                            POLICY SPLIT OPTION RIDER

This Rider is made a part of the policy to which it is attached. All provisions of the policy that are not inconsistent with this Rider apply to this Rider.

BENEFIT - While both Insureds are living, You may exercise Your option to split the policy into individual policies on each of the Insured's lives, subject to the conditions outlined in this Rider. The Contest and Suicide periods of the new policies will commence on the Issue Date of the new policies.

The coverage amount of each new policy will be one half of the Benefit Amount shown in the Policy Split Option Rider section of the Policy Summary, less any Loan Account value at the time of the split, and less the amount of any partial surrenders that have occurred since the Issue Date of the policy.

OPTION EXERCISE - You may exercise this option without providing evidence of insurability if You notify Us In Writing within 120 days after:

       a. The end of the Waiting Period (shown in the Rider information section of the Policy Summary). The first day of the Waiting Period is the date on which a final divorce decree is issued on the Insureds' marriage; or

       b. The effective date of a change in the Federal Estate Tax Law which results in the repeal of the Unlimited Marital Deduction.

In the case of a policy where part of the Stated Amount is attributable to an applied-for increase that was issued under a modified rate class, You may split the portion of the Stated Amount for which both Insureds were rated as basic without providing evidence of insurability. You may do this provided that the split is due to one of the above events and We are notified In Writing within 120 days of such event. In order to split the portion of the Stated Amount that was issued at a modified rate class, evidence of insurability acceptable to Us must be furnished, regardless of whether the split is due to one of the above events.

To exercise this option at any time other than the occurrence of the above events, evidence of insurability acceptable to Us must be furnished, regardless of rate class.

NEW POLICIES - The split must be into single life insurance policies, other than term life, available on the date of Your request to exercise this option. If evidence of insurability is required as described above in order to exercise this option, then the Issue Date of the new policies will be the split effective date. If no evidence of insurability is required in order to exercise this option, then the Issue Date of the new policies will be the later of:

a. The Issue Date of the original policy; or

b. The Issue Date of the most recent applied-for increase in the Stated Amount.

The new policies will be based on each Insured's age and most recent rate class as of the split effective date. The new Policy Dates will be the split effective date. Benefits provided by any riders under the original policy may be included in the new policies only if available and only with Our consent.

Any Loan Account value at the time of the split will be subtracted from the Cash Value on the split effective date. The remainder of the Cash Value will be divided equally between the new policies. Any assignment of the original policy will apply equally to each new policy.

NEW POLICY PREMIUMS - The Deduction Amount for each new policy will be based on each Insured's age and most recent rate class as of the split effective date. Premiums will be due for each new policy on the split effective date.

ISSUE DATE - The Issue Date of this Rider is the same as that of the policy, unless otherwise shown in the Rider information section on the Policy Summary.

CHARGE - This Rider is issued in consideration of the application(s) for it and any charge shown in the Rider information section on the Policy Summary.


TL-15260

TERMINATION - This Rider will terminate upon the earliest of:

a. policy termination or maturity; or

b. the date of First Death; or

c. exercise of this split option; or

d. surrender of the policy; or

e. Your request for termination of this Rider; or

f. the Expiry Date of this Rider as shown on the Policy Summary.

                                       THE TRAVELERS LIFE AND ANNUITY COMPANY

                                              /s/ MICHAEL A. CARPENTER

                                                      Chairman


TL-15260

                        LAPSE PROTECTION GUARANTEE RIDER

This Rider is made a part of the policy to which it is attached. Except where this Rider provides otherwise, it is subject to all conditions of the policy.

DEFINITIONS
Adjusted Premium Amount - Equal to the total amount of premium paid for the basic policy and any riders, less any unrepaid loans and less any partial surrender amounts.

Covered Deduction Day - Any Deduction Day occurring on or after the Rider Issue Date and prior to the Rider Expiry Date.

Cumulative Lapse Protection Premium - Equal to the Monthly Lapse Protection Premium shown on the Policy Summary multiplied by the number of Covered Deduction Days that have passed since the Rider Issue Date.

BENEFIT
If, on any Covered Deduction Day, the Adjusted Premium Amount equals or exceeds the Cumulative Lapse Protection Premium, then the policy will not lapse on that Covered Deduction Day, even if the Cash Surrender Value is insufficient to pay the Deduction Amount due. Any riders that are in force at the time the Cash Surrender Value is insufficient to pay the Deduction Amount due will not lapse while this Rider is in force. Deduction Amounts that are not paid because this Rider is in force will not be considered unpaid or past due under the policy.

A requested increase in Stated Amount will increase the Monthly Lapse Protection Premium. The addition or deletion of riders and rider benefit amounts may cause the Monthly Lapse Protection Premium to change. We will send You a revised Policy Summary page showing the new Monthly Lapse Protection Premium that must be met to continue this Rider in force. In no event will an increase in the Stated Amount cause this Rider to terminate at a date later than the original Rider Expiry Date.

ISSUE DATE
The Rider Issue Date is the same as the Issue Date of the basic policy unless otherwise shown on the Policy Summary.

CONTEST
When applied to this Rider, the Contest provision will be measured from the Rider Issue Date.

GRACE PERIOD
If, on any Covered Deduction Day, the Adjusted Premium Amount is less than the Cumulative Lapse Protection Premium, We will send You a notice of the action required to keep this Rider in force. If the required action is not taken within 31 days from the date We send the notice, then this Rider will terminate.

TERMINATION
This Rider will terminate on the earliest of:

1. Subject to the Grace Period provision above, the Covered Deduction Day on which the Adjusted Premium Amount is less than the Cumulative Lapse Protection Premium; or

2. the date on which the Death Benefit Option is changed from Option 1 to Option 2; or

3. the Deduction Day following receipt of Your request, In Writing, to terminate this Rider; or

4.     the Expiry Date of this Rider as shown on the Policy Summary; or

5.     policy termination or maturity.

REINSTATEMENT
If this Rider terminates, it cannot be reinstated.

                                         THE TRAVELERS LIFE AND ANNUITY COMPANY

                                               /s/ MICHAEL A. CARPENTER

                                                       Chairman

TL-15261

                         SCHEDULED INCREASE OPTION RIDER

This Rider is made a part of the policy to which it is attached. Except where this Rider provides otherwise, it is subject to all conditions of the policy.

BENEFITS - This Rider provides annual increases to the Stated Amount of the policy on each Policy Anniversary. The amount of the annual increase will be equal to the Initial Stated Amount multiplied by the Scheduled Increase Rate shown in the Rider information section of the Policy Summary. This rate cannot be changed.

MAXIMUM SUM OF INCREASES - The Maximum Sum of Increases is shown in the Rider information section of the Policy Summary. Once this Maximum is reached, no further increases will be allowed.

CHARGE - This Rider is issued in consideration of the application(s) for it. The charge for each increase provided by this Rider will be deducted under the same conditions as the charge for the policy. The charge will be based on each Insured's issue age, rate class as of the policy Issue Date, and duration.

ISSUE DATE - The Issue Date of this Rider is the same as that of the policy, unless otherwise indicated in the Rider information section of the Policy Summary.

CONTEST - When applied to this Rider, this provision will be measured from the Issue Date of this Rider.

TERMINATION - This Rider will terminate on the earliest of:

a. the date on which the Cash Surrender Value would not be enough to pay charges due for the policy or this Rider (subject to the Grace Period provision of the policy); or

b. the Deduction Day following Your request, In Writing, for termination of this Rider; or

c.     policy termination or maturity; or

d.     the effective date of a requested Stated Amount decrease; or

e.     the effective date of a partial surrender; or

f.     Your rejection of an increase under this Rider; or

g.     the date on which the Maximum Sum of Increases is reached; or

h. the Expiry Date of this Rider as shown in the Rider information section of the Policy Summary.

                     THE TRAVELERS LIFE AND ANNUITY COMPANY

                           /s/ MICHAEL A. CARPENTER

                                  Chairman

TL-15262

                             ESTATE PROTECTOR RIDER

This Rider is made a part of the policy to which it is attached. Except where this Rider provides otherwise, it is subject to all conditions of the policy.

DEFINITIONS
Insureds - shown on the Policy Summary.

Estate Protector Benefit - a level term life insurance benefit. The Estate Protector Benefit amount is shown on the Policy Summary.

BENEFIT
If the Second Death occurs while the policy and this Rider are in force, then We will pay the Estate Protector Benefit to the Beneficiary upon Our receipt of Due Proof of the Second Death. We will deduct from the Estate Protector Benefit any unpaid charges accruing to Us at the time of death. If no Beneficiary survives the Second Death, You will be the Beneficiary. If Yours is the Second Death, Your estate will be the Beneficiary. The rights of any collateral assignee may affect the interest of the Beneficiary.

TERM
Subject to the Termination provision below, this Rider is effective until the Rider Expiry Date shown on the Policy Summary.

CHARGE
This Rider is issued in consideration of the application for it and the deduction of the additional charge shown on the Policy Summary. We may use rates less than those shown. We will base these rates on Our expectations as to future experience.

Any change We make to the rates will be on a uniform basis for Insureds of the same age, sex and rate class and whose insurance has been in effect for the same length of time.

The cost per $1,000 of the Estate Protector Benefit is determined on each Deduction Day. It is based on the age, sex and rate class of the Insureds.

BENEFIT AMOUNT
The Estate Protector Benefit is shown on the Policy Summary. No increases or decreases to the benefit amount will be allowed.

Under no circumstances will the Estate Protector Benefit amount be eligible for inclusion in the event that the policy split option is exercised.

ISSUE DATE
The Issue Date of this Rider is the same as that of the policy unless otherwise shown on the Policy Summary.

CONTEST
When applied to this Rider, this provision will be measured from the Issue Date of this Rider.

MISSTATEMENT
If the age and/or sex of either Insured was incorrectly stated in the application, all benefits under this Rider will be adjusted to the amount that the charge paid would have purchased at the correct age and/or sex.

SUICIDE
If the First Death or the Second Death occurs within two years from the Issue Date of this Rider and is due to suicide, while sane or insane, the amount payable under this Rider will be limited to the charges paid under this Rider.

TERMINATION
This Rider will terminate on the earliest of:

1. subject to the Grace Period provision of the policy, the date on which the Cash Surrender Value would not be enough to pay charges due for the policy or the Rider; or

2. the Deduction Day following receipt of Your written request for termination of this Rider; or

3.     policy termination or maturity; or

4.     the Expiry Date of this Rider as shown on the Policy Summary; or

5.     exercise of the policy split option.

                                          THE TRAVELERS LIFE AND ANNUITY COMPANY

                                                 /s/ MICHAEL A. CARPENTER

                                                         Chairman

TL-15263

                      ANNUAL RENEWABLE TERM INSURANCE RIDER

This Rider is made a part of the policy to which it is attached. Except where this Rider provides otherwise, it is subject to all conditions of the policy.

DEFINITIONS
Insured - The person specified in the Annual Renewable Term Insurance Rider section of the Policy Summary.

Annual Renewable Term Benefit - shown on the Policy Summary.

BENEFIT
If the Insured's death occurs while the policy and this Rider are in force, then We will pay the Annual Renewable Term Benefit to the Beneficiary upon Our receipt of Due Proof of the Insured's death. We will deduct from the Annual Renewable Term Benefit any unpaid charges accruing to Us at the time of death. If no Beneficiary survives the Insured, You will be the Beneficiary. If You are the Insured, Your estate will be the Beneficiary. The rights of any collateral assignee may affect the interest of the Beneficiary.

TERM
Subject to the Termination provision, this Rider is effective until the Rider Expiry Date shown on the Policy Summary.

CHARGE
This Rider is issued in consideration of the application for it and the deduction of the additional charge shown on the Policy Summary. We may use rates less than those shown. We will base these rates on Our expectations as to future experience.

Any change We make to the rates will be on a uniform basis for Insureds of the same age, sex, rate class and duration.

The cost per $1,000 of the Annual Renewable Term Benefit is determined on each Deduction Day. It is based on the age, sex, rate class and duration of the Insured.

CHANGE IN AMOUNT
No increases to the Annual Renewable Term Benefit amount will be allowed.

Any time after the first Policy Anniversary, You may request, In Writing, a decrease to the Annual Renewable Term Benefit amount. A decrease will be effective on the later of the Deduction Day on or immediately following Our receipt of Your request, or the Deduction Day on or immediately following Your requested effective date.

In no event can the amount of insurance remaining after the decrease be less than the Minimum Annual Renewable Term Insurance Amount shown on the Policy Summary.

ISSUE DATE
The Issue Date of this Rider is the same as that of the policy unless otherwise shown on the Policy Summary.

CONTEST
When applied to this Rider, this provision will be measured from the Issue Date of the Rider.

MISSTATEMENT
If the age and/or sex of the Insured was incorrectly stated in the application, all benefits under this Rider will be adjusted to the amount that the charge paid would have purchased at the correct age and/or sex.

SUICIDE
If within two years from the Issue Date of this Rider, the Insured's death occurs and is due to suicide while sane or insane, the amount payable under this Rider will be limited to the charges paid under this Rider.

CONVERSION OPTION
We will allow insurance under this Rider to be converted without evidence of insurability if all past due charges have been paid, and You notify Us In Writing by the earlier of:

a. 31 days after the Conversion Expiry Date for this Rider shown on the Policy Summary; or
b. 31 days after termination of this Rider (if termination occurs prior to the Conversion Expiry Date).

The new policy will be an individual Flexible Premium Adjustable Life Insurance Policy that We regularly offer at the time of conversion.


TL-15264

We will issue the new policy as follows:

1.     the rate class will be the same as under this Rider;
2.     the charge will be based on the Insured's age;
3. the Policy Date will be the date on which the conversion is made, which is the first Deduction Day following Our receipt of Your request for conversion;
4.     the Issue Date will be the same as the Issue Date of this Rider;
5. the amount of insurance cannot exceed the Annual Renewable Term Benefit in effect at the time of conversion.

If the conversion option of this Rider is exercised, but the Insured's death occurs within sixty days after the conversion date and prior to the deduction of any charge on the new policy, then We will pay the Annual Renewable Term Benefit as if the Insured's death had occurred prior to Your request for conversion.

EXCHANGE OPTION
In the event that the You exercise the policy split option, We will allow insurance under this Rider to be exchanged without evidence of insurability, provided that:

1.     all past due charges have been paid; and
2. You request the exchange In Writing within 31 days after Your request to exercise the policy split option.

The new policy will be an individual Flexible Premium Adjustable Life Insurance Policy that We regularly offer at the time of exchange.

We will issue the new policy as follows:
1.     the rate class will be the same as under this Rider;
2.     the charge will be based on the Insured's age;
3. the Policy Date will be the Deduction Day immediately following Your request for exchange;
4.     the Issue Date will be the same as the Issue Date of this Rider; and
5. the amount of insurance cannot exceed the Annual Renewable Term Benefit in effect at the time of exchange.

TERMINATION
This Rider will terminate on the earliest of:
1. subject to the Grace Period provision of the policy, the date on which the Cash Surrender Value would not be enough to pay charges due for the policy or the Rider; or

2. the Deduction Day following Your request, In Writing, for termination of this Rider; or

3.     policy termination or maturity; or

4.     the Expiry Date of this Rider as shown on the Policy Summary; or

5.     conversion of all of the insurance under this Rider.

                                          THE TRAVELERS LIFE AND ANNUITY COMPANY

                                                /s/ MICHAEL A. CARPENTER

                                                        Chairman

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
                            MATURITY EXTENSION RIDER

This Rider is made a part of the policy on the date specified on the supplemental Policy Summary. Except where this Rider provides otherwise, it is subject to all conditions of the policy.

BENEFIT - One year prior to the Maturity Date and at any time in the twelve calendar months thereafter, You may request that coverage be extended beyond the Maturity Date. If We have received Your request In Writing prior to the Maturity Date, and any past due Deduction Amounts have been paid, then We will continue this policy in force beyond the Maturity Date. The policy will be continued until the earlier of the Second Death or the date that We receive Your request for full surrender In Writing. All other riders and supplemental benefits attached to the policy will terminate on the Maturity Date.

The Death Benefit after the Maturity Date will be equal to the Cash Value as of the date of Second Death, minus any Loan Account value and any amounts payable under a collateral assignment of the policy. After the Maturity Date, Deduction Amounts will not be charged, and additional premium payments will not be accepted. Interest on loans will continue to accrue and will be added to the total Loan Account value. Loan repayments will be accepted.

All other provisions of the policy relating to the payment of the Death Benefit apply to the Death Benefit after the Maturity Date. The Death Benefit and policy values are based on the experience of the Investment Options selected, and are variable and not guaranteed.

TAXATION - The policy with which this Rider is used is intended to qualify as a life insurance policy for Federal tax purposes. The amount payable under this policy upon the Second Death is intended to qualify for the Federal income tax exclusion. The provisions of the policy are to be interpreted to ensure such tax qualification, not withstanding any other provision to the contrary.

The policy may be surrendered prior to the Second Death for its Cash Surrender Value. Such a surrender will be treated as a taxable distribution.

THE COMPANY DOES NOT GIVE TAX ADVICE. NO LANGUAGE IN THIS RIDER SHOULD BE CONSTRUED TO MEAN THAT THE DEATH BENEFIT AND CASH VALUE WILL BE EXEMPT FROM ANY FUTURE TAX LIABILITY. THE TAX RESULTS OF ANY BENEFITS RECEIVED UNDER THIS RIDER DEPEND UPON INTERPRETATION OF THE INTERNAL REVENUE CODE. YOU SHOULD CONSULT WITH YOUR PERSONAL TAX ADVISOR PRIOR TO THE EXERCISE OF THIS OPTION TO ASSESS ANY POTENTIAL TAX LIABILITY.

                                          THE TRAVELERS LIFE AND ANNUITY COMPANY

                                                /s/ MICHAEL A. CARPENTER

                                                        Chairman


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                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                                ONE TOWER SQUARE
                           HARTFORD, CONNECTICUT 06183








          FLEXIBLE PREMIUM VARIABLE SURVIVORSHIP LIFE INSURANCE POLICY
                 PREMIUMS PAYABLE UNTIL MATURITY OR SECOND DEATH
                        INSURANCE PAYABLE AT SECOND DEATH
                                NON-PARTICIPATING



TL-15258-B